Exhibit 5.2

Pacific Northwest Office 805 SW Broadway, Suite 2440 Portland, Oregon 97205 Telephone: (503) 419-3000 | Facsimile: (503) 419-3001 www.white-summers.com

Direct Dial: (503) 419-3002

May 2, 2016

Pacific Continental Corporation

111 West 7th Avenue

Eugene, OR 97401

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special counsel to Pacific Continental Corporation, an Oregon corporation (the “Company”), in connection with certain matters in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of the following securities of the Company having an aggregate initial public offering price of up to $100,000,000: (a) shares of Common Stock, no par value per share (“Common Stock”), (b) shares of Preferred Stock, no par value per share (“Preferred Stock”), in one or more series, (c) debt securities, in one or more series (“Debt Securities”), (d) warrants to purchase Common Stock, Preferred Stock, Debt Securities, or any combination thereof (“Warrants”), and (e) units of a combination of two or more of the securities described in clauses (a) through (d) above (the “Units”). The Common Stock, Preferred Stock, Debt Securities, Warrants and Units are collectively referred to herein as the “Securities.” The Debt Securities will be issued pursuant to an Indenture in substantially the form of Exhibit 4.1 to the Registration Statement (the “Indenture”) to be entered into between the Company and a trustee to be identified in the Indenture (the “Trustee”).

We have reviewed corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed that the Indenture will be duly authorized, executed and delivered by the Trustee, where applicable, the Securities will be properly authenticated by the manual signature of an authorized representative of the Trustee, warrant agent, depositary or transfer agent, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

Pacific Continental Corporation

May 2, 2016

Based upon the foregoing, we are of the opinion that:

With respect to the Common Stock, when the Board of Directors of the Company or a duly authorized committee of such Board (such Board of Directors or committee being referred to herein as the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of the offering of shares of the Common Stock and related matters and when such shares have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such Board action, such shares of Common Stock (including any Common Stock duly issued upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board) will be legally issued, fully paid and nonassessable.

With respect to the Preferred Stock, when the Board has taken all necessary corporate action to approve the issuance and establish the terms of any particular series of Preferred Stock, the offering thereof and related matters, including the filing of a certificate of designations conforming to ORS Chapter 60 regarding the Preferred Stock with the Secretary of State of the State of Oregon, and when shares of such series of Preferred Stock have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such Board action, such shares of such series of Preferred Stock (including any Preferred Stock duly issued upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board) will be legally issued, fully paid and nonassessable.

With respect to the Warrants, when (a) one or more agreements incorporating the terms and other provisions thereof has been duly executed and delivered by the Company and a warrant agent (a “Warrant Agreement”), (b) the Board has taken all necessary corporate action to approve the issuance and establish the terms of the Warrants, the terms of the offering of such Warrants, and related matters, (c) the Warrant certificates have been duly executed and authenticated or countersigned in accordance with the terms of the appropriate Warrant Agreement, and (d) the Warrants have been issued and sold in the manner contemplated by the Registration Statement and in accordance with the applicable Warrant Agreement, the Warrants will be legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

With respect to the Units, when (a) one or more agreements incorporating the terms and other provisions thereof has been duly executed and delivered by the Company and a unit agent (a “Unit Agreement”), (b) the Board has taken all necessary corporate action to approve the issuance and establish the terms of the Units, the terms of the offering of such Units, and related

Pacific Continental Corporation

May 2, 2016

matters, (c) the Unit certificates have been duly executed and authenticated or countersigned in accordance with the terms of the appropriate Unit Agreement, and (d) the Units have been issued and sold in the manner contemplated by the Registration Statement and in accordance with the applicable Unit Agreement, the Units will be legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

The Company is validly existing and, with respect to the Debt Securities, the Warrants, and the Units, has the power to create the obligations of the Company thereunder and has taken the required steps to authorize entering into the obligations of the Company thereunder.

This opinion is limited to matters governed by the laws of the State of Oregon. We understand that you will rely as to matters of Oregon law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) will rely as to matters of Oregon law, as applicable, upon this opinion in connection with an opinion to be rendered by it. In connection with the foregoing, we hereby consent to your and Pillsbury’s relying as to matters of Oregon law, as applicable, upon this opinion.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

WHITE SUMMERS CAFFEE & JAMES, LLP

/s/ William H. Caffee

William H. Caffee

WHC/ab

cc:	Pacific Continental Corporation

Pillsbury Winthrop Shaw Pittman LLP